NEWS RELEASE
Contact: Investor Relations
               708.483.1300 ext 1344

TreeHouse Foods, Inc. Reports 2006 Results
Westchester, IL, February 14, 2007 — TreeHouse Foods, Inc. (NYSE: THS) today reported a substantial increase in full year earnings compared to last year. Income from continuing operations was $1.42 per diluted share (based on 31.4 million fully diluted shares outstanding) for the year ended December 31, 2006, compared to $0.39 per diluted share (based on 31.1 million fully diluted shares outstanding) last year. On an adjusted basis, as described below, fully diluted earnings per share totaled $1.06 compared to $0.93 last year.
The reported results for this year were benefited by the curtailment of certain post employment benefit obligations ($0.57), partially offset by trademark write-downs ($0.16), net costs associated with closed facilities and purchase accounting adjustments relating the company’s acquisition of the soup and infant feeding business earlier this year ($0.05). Last year’s results included plant shutdown costs ($0.19), trademark write-downs ($0.09) and transaction costs associated with the spin-off from Dean Foods ($0.31). These were partially offset by gains on asset sales and legal settlements ($0.06). Excluding these unusual items in 2006 and 2005, operating results would have been $1.06 per diluted share in 2006 compared to $0.93 in 2005. The improvement in results were achieved despite recording a full year of stock option expenses in 2006 compared to only a partial year of expense in 2005 and a greater number of fully diluted shares outstanding in 2006.
Commenting on the results, Sam K. Reed, Chairman and CEO, said, “Our 2006 results show excellent improvement over last year and were marked by four straight quarters of meeting or beating our earnings expectations. We are especially pleased with our ability to focus on the business at hand while successfully establishing TreeHouse as the market leader in private label soup.”
Adjusted operating earnings before interest, taxes, depreciation, amortization and unusual items (Adjusted EBITDA, as defined below and reconciled to net earnings, the most directly comparable GAAP measure, on the attached schedule) increased to $31.5 million in the quarter compared to $15.7 million in the same period last year. The increase is due primarily to the addition of the soup and infant feeding business (“SIF”), but also reflects improved margins in the legacy businesses. Full year adjusted EBITDA was $109.3 million compared to $76.5 million last year with the bulk of the increase coming from the addition of SIF.
Net sales for the fourth quarter totaled $282.9 million, an increase of 53.3% over the fourth quarter of 2005, reflecting growth from the acquisition of the soup and infant feeding business effective April 24, 2006. Excluding SIF, legacy Bay Valley sales decreased 2.4% but total company gross profit margins increased. Gross margins for the fourth quarter were 20.3% compared to 19.0% last year, with the increase resulting from improved plant efficiencies and internal cost savings programs which more than offset higher input costs. All of our product categories had improved gross margins compared to last year’s fourth quarter.
During the fourth quarter of 2006, the Company recorded a curtailment gain as a result of transferring the post retirement medical benefits of certain union employees from a company funded plan to a multiemployer union sponsored plan. The gain totaled $29.4 million ($18.1 million after tax, or $0.57 per share) and represents the accumulated benefit obligations which will now be administered by the union plan and paid by the company on a “pay as you go” basis in the future. Partially offsetting the gain on curtailment was a charge of $8.2 million ($0.16 per share) to write down the value of the Mocha Mix trademark.
Selling, distribution, general and administrative expenses were $36.6 million in the fourth quarter of 2006, an increase from $28.2 million in the fourth quarter of 2005. The increase is due to the addition of the SIF business ($10.7 million), offset by lower transportation and fuel costs, and lower selling expenses ($2.3 million). Operating expenses as a percent of sales improved to 13.0% of sales in the fourth quarter of 2006 compared to 15.3% last year.
Other operating expense for the fourth quarter of 2006 was a net gain of $21.1 million comprised primarily of the gain on curtailment ($29.4 million) offset by the trademark write-downs ($8.2 million). Last year’s quarter expense of $14.5 million was due primarily to write-downs of trade names in our powder business ($4.7 million) and plant shutdown costs ($9.9 million).
Interest expense in the quarter was $4.4 million compared to $0.4 million last year due to higher bank debt used to fund the SIF acquisition. The company’s effective income tax rate of 38.5% was in line with the year to date tax rate, but higher than last year’s fourth quarter tax rate that included adjustments to opening tax accruals.
Net income from continuing operations totaled $22.4 million compared to a loss of $5.6 million last year. Fully diluted earnings per share for the quarter was $0.70 per share compared to a loss of $0.18 per share last year. Excluding the gain on curtailment ($0.57), trademark write-down ($0.16) and plant closure costs and other acquisition costs ($0.01) the adjusted earnings per share would have been $0.30 per share. This compares to an adjusted earnings per share of $0.09 in 2005 after adjusting for plant closure costs ($0.18) and trademark write-downs ($0.09). The earnings per share in 2006 is based on 31.9 million fully diluted shares compared to 31.1 million fully diluted shares last year.
“Our fourth quarter results continue our strong trends of margin improvement, operating cost control and growth in EBITDA” commented Mr. Reed. “We experienced some sales challenges late in the fourth quarter as both powder and soup sales saw year over year sales weakness that appear to be weather related, as both of these categories rebounded nicely in January, 2007.”
SEGMENT RESULTS
Pickle segment net sales for the fourth quarter decreased by approximately $0.7 million from the prior year as retail sales volume declined faster than pricing and were not offset by increased volumes from the book of business acquired from Oxford Foods. Adjusted gross margins improved to 12.6% of sales compared to 10.3% last year due to improved operating efficiencies and the reduction of excess capacity following the closure of the La Junta pickle plant earlier in the year. Adjusted gross margin is gross profit less delivery and commission costs and is TreeHouse’s measure of segment performance.

Powder segment sales increased by 0.8% compared to the same quarter a year ago. The small increase was due to our focus on discontinuing lower margin branded powder sales, and the unseasonably warm December weather that caused an unusual decrease in late quarter sales. Powder sales have rebounded in January, 2007. Adjusted gross margins in the quarter improved from 14.7% last year to 19.2% this year as we focused on higher margin business and last year was negatively impacted by high fuel costs and plant inefficiencies.
SIF sales are the result of the acquisition of this business on April 24, 2006. Revenues in the quarter were $102.8 million. Adjusted gross margins for the quarter were 12.4% compared to the full year run rate of 13.5% as seasonal promotional spending and higher transportation costs typically occur at year end.
GUIDANCE FOR 2007
We expect that input costs will continue to be a challenge in 2007, particularly for sweeteners, fruit, glass and vegetable crops. Many of these increases are driven by the volatile market for corn related products as a significant portion of the corn crop is being converted from food to ethanol production. TreeHouse has initiated price increase and cost reduction programs to help offset these cost increases.
Net sales are expected to increase by 12.0% to 13.0% in 2007 due to having a full 12 months of the SIF business in the 2007 results. Input costs are expected to continue to increase faster than the company’s ability to raise prices, but maintaining the focus on cost savings programs should result in further gross margin improvement in 2007. We expect income from continuing operations, including stock option expense, to be in the range of $1.29 to $1.34 per diluted share, based on 31.9 million fully diluted average shares outstanding, an increase from the 2006 weighted average shares outstanding of 31.4 million shares.
Commenting on the outlook for 2007, Sam K. Reed said, “We will continue to focus our efforts on improving our overall profit margins through both gross profit improvement and lower operating costs as a percent of sales. We will also pursue profitable growth, targeting a 22% to 26% increase in adjusted earnings per share over last year’s $1.06 per share. Finally, we will invest in acquisitions that allow us to take advantage of our existing distribution networks, while also pursuing new sales opportunities that match well with our existing customer base.”
COMPARISON OF ADJUSTED INFORMATION TO GAAP INFORMATION
The adjusted financial results contained in this press release are from continuing operations and are adjusted to eliminate the net expense or net gain related to items identified below. This information is provided in order to allow investors to make meaningful comparisons of the Company’s operating performance between periods and to view the Company’s business from the same perspective as company management. Because the Company cannot predict the timing and amount of charges associated with non-recurring items or facility closings and reorganizations, management does not consider these costs when evaluating the Company’s performance, when making decisions regarding the allocation of resources, in determining incentive compensation for management, or in determining earnings estimates. These costs are not recorded in any of the Company’s operating segments. Adjusted EBITDA represents net income (loss) before interest expense, income tax expense, depreciation and amortization expense, and non-recurring items. Adjusted EBITDA is a performance measure and liquidity measure used by our management, and we believe is commonly reported and widely used by investors and other interested parties, as a measure of a company’s operating performance and ability to incur and service debt. This non-GAAP financial information is provided as additional information for investors and is not in accordance with or an alternative to GAAP. These non-GAAP measures may be differ from similar measures used by other companies. A full reconciliation table between earnings for the three and twelve month periods ended December 31, 2006 and December 31, 2005 calculated according to GAAP and adjusted EBITDA is attached.
CONFERENCE CALL WEBCAST
A webcast to discuss the Company’s financial results will be held at 10:00 a.m. (Eastern Standard Time) today and may be accessed by visiting the “Investor Overview” page through the “Investor Relations” menu of the Company’s website at http://www.treehousefoods.com.
ABOUT TREEHOUSE FOODS
TreeHouse is a food manufacturer servicing primarily the retail grocery and foodservice channels. Its products include pickles and related products; non-dairy powdered coffee creamer; private label soup and infant feeding products, and other food products including aseptic sauces, refrigerated salad dressings, and liquid non-dairy creamer. TreeHouse believes it is the largest manufacturer of pickles and non-dairy powdered creamer in the United States based on sales volume.
FORWARD LOOKING STATEMENTS
This press release contains “forward-looking statements.” Forward-looking statements include all statements that do not relate solely to historical or current facts, and can generally be identified by the use of words such as “may,” “should,” “could,” “expects,” “seek to,” “anticipates,” “plans,” “believes,” “estimates,” “intends,” “predicts,” “projects,” “potential” or “continue” or the negative of such terms and other comparable terminology. These statements are only predictions. The outcome of the events described in these forward-looking statements is subject to known and unknown risks, uncertainties and other factors that may cause the Company or its industry’s actual results, levels of activity, performance or achievements to be materially different from any future results, levels of activity, performance or achievement expressed or implied by these forward-looking statements. TreeHouse’s Form 10-K for the year ended December 31, 2005 and its subsequent quarterly reports discuss some of the factors that could contribute to these differences. You are cautioned not to unduly rely on such forward-looking statements, which speak only as of the date made, when evaluating the information presented in this presentation. The Company expressly disclaims any obligation or undertaking to disseminate any updates or revisions to any forward-looking statement contained herein, to reflect any change in its expectations with regard thereto, or any other change in events, conditions or circumstances on which any statement is based.

FINANCIAL INFORMATION

	Three Months Ended		Twelve Months Ended
	December 31		December 31
	2006	2005	2006	2005
	(unaudited)		(unaudited)
Net sales	$282,870	$184,476	$939,396	$707,731
Cost of sales	225,395	149,423	738,818	560,094

Gross profit	57,475	35,053	200,578	147,637
Operating expenses:
Selling and distribution	21,804	15,940	74,884	60,976
General and administrative	14,836	12,225	57,914	31,977
Management fee paid to Dean Foods	—	—	—	2,940
Operating expense, net	(21,087)	14,461	(19,842)	21,423
Amortization expense	993	452	3,268	1,732

Total operating expenses	16,546	43,078	116,224	119,048

Operating income	40,929	(8,025)	84,354	28,589
Other (income) expense:
Interest expense, net	4,445	448	12,320	1,216
Other (income) expense, net	—	—	—	(66)

Total other (income) expense	4,445	448	12,320	1,150

Income from continuing operations before income taxes	36,484	(8,473)	72,034	27,439
Income taxes	14,057	(2,866)	27,333	15,174

Income (loss) from continuing operations	22,427	(5,607)	44,701	12,265

Income (loss) from discontinued operations, net of tax	178	(41)	155	(689)

Net income	$22,605	$(5,648)	$44,856	$11,576

Weighted average common shares:
Basic	31,202	31,088	31,158	30,905
Diluted	31,886	31,196	31,396	31,108
Basic earnings per common share:
Income from continuing operations	$0.72	$(0.18)	$1.43	$0.40
Loss from discontinued operations, net of tax	—	—	0.01	(0.02)

Net income	$0.72	$(0.18)	$1.44	$0.38

Diluted earnings per common share:
Income from continuing operations	$0.70	$(0.18)	$1.42	$0.39
Income (loss) from discontinued operations, net of tax	0.01	—	0.01	(0.02)

Net income (loss)	$0.71	$(0.18)	$1.43	$0.37

Supplemental Information:
Depreciation and Amortization	6,633	4,254	24,651	16,941
Expense under FAS123R, before tax	4,799	4,814	18,794	9,618

Segment Information:
Pickle Segment
Net Sales	75,353	76,095	326,313	320,143
Adjusted Gross Margin	9,480	7,829	42,874	41,467
Adjusted Gross Margin Percent	12.6%	10.3%	13.1%	13.0%

Powder Segment
Net Sales	75,912	75,302	267,385	263,769
Adjusted Gross Margin	14,574	11,090	50,822	41,058
Adjusted Gross Margin Percent	19.2%	14.7%	19.0%	15.6%

Soup & Infant Feeding Segment
Net Sales	102,794	—	224,189	—
Adjusted Gross Margin	12,720	—	30,375	—
Adjusted Gross Margin Percent	12.4%	—	13.5%	—

The following table reconciles our net earnings to adjusted EBITDA for the three and twelve months ended December 31, 2006 and 2005:

	(unaudited)		(unaudited)
Net earnings as reported	$22,605	$(5,648)	$44,856	$11,576
Interest Expense	4,445	448	12,320	1,216
Income taxes	14,058	(2,866)	27,334	15,174
Discontinued Operations	(178)	41	(155)	689
Depreciation and amortization	6,633	4,254	24,651	16,941
Stock option expense	4,799	4,814	18,794	9,618
Gain on curtailment of post retirement benefits plan	(29,409)	—	(29,409)	—
Acquisition integration and accounting adjustments	230	—	1,355	—
Write-down of trade names	8,200	4,669	8,200	4,669
Gains: fructose settlement, Cairo facility gain, tank yard sale	—	—	—	(2,927)
Plant shut-down costs and asset sales of closed facilities	124	9,897	1,370	9,897
Spin related costs	—	83	—	9,711
Other operating income	—	—	—	(66)

Adjusted EBITDA	$31,507	$15,692	$109,316	$76,498